EXHIBIT 2.1
Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated by ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT
by and between
Targent Inc.
as Seller,
certain stockholders of Seller,
and
Spectrum Pharmaceuticals, Inc.
as Purchaser
Dated as of March 17, 2006

i

	ARTICLE VII

	CONDITIONS

Section 7.1	Conditions to Obligations of Purchaser	39
Section 7.2	Conditions to Obligations of Seller	40

	ARTICLE VIII

	TERMINATION AND AMENDMENT

Section 8.1	Termination	40
Section 8.2	Effect of Termination	41
Section 8.3	Amendment	41
Section 8.4	Extension; Waiver	41

	ARTICLE IX

	SURVIVAL; INDEMNIFICATION

Section 9.1	Survival Period	41
Section 9.2	Indemnification	42
Section 9.3	Indemnification Procedures	43
Section 9.4	Indemnification Limits; Payment	44
Section 9.5	Exclusive Remedy	45
Section 9.6	Right to Set-Off	45

	ARTICLE X

	DISPUTE RESOLUTION

Section 10.1	Arbitration	45
Section 10.2	Administration	46
Section 10.3	Waivers	46

	ARTICLE XI

	MISCELLANEOUS

Section 11.1	Notices	47
Section 11.2	Distribution of Consideration	48
Section 11.3	Seller’s Representative	48
Section 11.4	Descriptive Headings	49
Section 11.5	Counterparts	49

Section 11.6	Entire Agreement	49
Section 11.7	Fees and Expenses	49
Section 11.8	Governing Law	49
Section 11.9	Succession and Assignment	49
Section 11.10	No Third Party Beneficiaries	50
Section 11.11	Interpretation	50
Section 11.12	Severability	50
Section 11.13	Specific Performance	50
EXHIBITS
Exhibit A — Form of Bill of Sale and Assumption Agreement
Exhibit B — Form of Instrument of Assignment and Assumption
Exhibit C — Form of Assignment of Intellectual Property
Exhibit D — Form of Registration Rights Agreement
Exhibit E — Form of Opinion of Seller’s Counsel
Exhibit F — Form of Opinion of Purchaser’s Counsel
Exhibit G — Description of Products
Exhibit H — Form of Investor Representations Letter
Exhibit I — Forms of FDA Notifications
SCHEDULES
Schedule A
Schedule 1.1
Schedule 2.1(a)(iii)
Schedule 2.3
Schedule 3.3
Schedule 3.4
Schedule 3.5(a)
Schedule 3.5(b)
Schedule 3.6
Schedule 3.9
Schedule 3.10
Schedule 3.16
Schedule 3.18
Schedule 4.3

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 17th day of March, 2006, by and between Targent Inc., a Delaware corporation, and any successor thereto (“Seller”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”) and with respect to Article IX, the stockholders of Seller listed on Schedule A hereto (the “Stockholders”).
WITNESSETH:
     WHEREAS, Seller is engaged in researching, developing and manufacturing certain biopharmaceutical products;
     WHEREAS, Purchaser has agreed to acquire from Seller, and Seller has agreed to sell to Purchaser, the Conveyed Assets (as defined below) on the terms and subject to the conditions set forth herein; and
     WHEREAS, Purchaser has agreed to assume the Assumed Liabilities (as defined below) on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “AAA” shall have the meaning ascribed to it in Section 10.1.
     “Accounts Receivable” shall mean all accounts receivable, notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party.
     “Action” means any action, claim, suit, litigation, proceeding, hearing, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation, or unfair labor practice charge or complaint.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “Agreement” shall have the meaning ascribed to it in the preamble hereto.

     “Allocation” shall have the meaning ascribed to it in Section 2.3(j).
     “Apportioned Obligations” shall have the meaning ascribed to it in Section 6.4(g)(ii).
     “Assignment of Intellectual Property” shall mean the Assignment of Intellectual Property in the form of Exhibit C hereto.
     “Assumed Contracts” shall mean the agreements listed on Schedule 1.1.
     “Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2(a).
     “***” shall have the meaning ascribed to it in Exhibit G.
     “Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.
     “Bill of Sale and Assumption Agreement” shall mean the Bill of Sale and Assumption Agreement in the form of Exhibit A hereto.
     “Business Day” means any day on which banks are not required or authorized to close in New York, New York.
     “Closing” shall have the meaning ascribed to it in Section 2.4(a).
     “Closing Date” shall have the meaning ascribed to it in Section 2.4(a).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall mean the common stock, par value $.001, of Purchaser.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Common Stock Equivalent” shall mean for a given cash value on a given date, the number of shares of Common Stock, rounded down to prevent the issuance of fractional shares, equal to such cash value divided by the Market Price of the Common Stock as of the date specified.
     “Confidential Information” means any information concerning the businesses and affairs of Seller concerning the Conveyed Assets, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications, customer and supplier lists, Know-How or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data, as the case may be, which contain or otherwise reflect or are generated from such information, that is not (i) already generally available to the public, or (ii) obtained from a third party after the Closing Date not in violation of a confidentiality obligation.
     “Consideration” means the amounts to be paid by Purchaser pursuant to Section 2.3 hereto.
     “Control” (including the terms “controlled by” and “under common control with”) means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.
     “Conveyed Assets” shall have the meaning ascribed to it in Section 2.1(a).
     “Conveyed Intellectual Property” means all Intellectual Property relating to the Products in Seller’s possession and, in the case of Know-How, that is embodied in any documentation or other tangible materials.
     “***” shall have the meaning ascribed to it in Exhibit G.
     “Default” means (a) a breach of or default under any contract or other agreement, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any contract or other agreement, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any contract or other agreement or result in a modification of the terms thereof.
     “***” shall have the meaning ascribed to it in Exhibit G.
     “Dispute” shall have the meaning ascribed to it in Section 10.1.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Distributor” means a distributor of any Product for Purchaser.
     “Employee Plans” shall mean all Benefit Arrangements, Pension Plans and Welfare Plans.
     “Environmental Laws” means any Federal, state, local or non-U.S. Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, Permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health, safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” shall have the meaning ascribed to it in Section 4.5.
     “Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).
     “Excluded Contracts” shall mean all contracts, agreements, arrangements or understandings to which Seller is a party or by which any of Seller’s assets are bound, other than the Assumed Contracts.
     “Excluded Liabilities” shall have the meaning ascribed to it in Section 2.2(b).
     “Excused Delay” shall have the meaning ascribed to it in Section 2.5(a).
     “FDA” shall have the meaning ascribed to it in Section 3.4.
     “***” shall have the meaning ascribed to it in Section 2.3(b).
     “FDCA” shall have the meaning ascribed to it in Section 3.3.
     “Financial Statements” shall have the meaning ascribed to it in Section 3.5.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Force Majeure” shall mean acts of God, war (declared or undeclared), Action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, acts of terrorism, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes or similar nonperformance or defective performance or late performance of employees, suppliers or subcontractors.
     “GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof.
     “Governmental Entity” shall mean any Federal, state, local or non-U.S. government or any court, legislature, governmental agency or governmental commission or any judicial or regulatory authority of any government.
     “Governmental Rights” shall have the meaning ascribed to it in Section 2.1(a)(v).
     “Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
     “Head Officers” shall have the meaning ascribed to it in Section 2.5(f).
     “IND” shall mean (i) an Investigational New Drug Application, as defined in the FDCA, as amended, and the regulations promulgated thereunder, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (ii) all supplements and amendments that may be filed with respect to the foregoing.
     “Indemnified Party” shall have the meaning ascribed to it in Section 9.3(a).
     “Indemnifying Party” shall have the meaning ascribed to it in Section 9.3(a).
     “Instrument of Assignment and Assumption” shall mean the Instrument of Assignment and Assumption in the form of Exhibit B hereto.
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, Know-How, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), and (i) licenses granting any rights with respect to any of the foregoing.
     “Interim Balance Sheet” shall have the meaning ascribed to it in Section 3.5.
     “Interim Balance Sheet Date” shall have the meaning ascribed to it in Section 3.5.
     “Investor Representations Letters” shall mean the Investor Representations Letters substantially in the form of Exhibit H hereto.
     “IRS” shall mean the Internal Revenue Service.
     “Know-How” shall mean any proprietary or nonproprietary information directly related to the manufacture, preparation, development (both research and clinical), or commercialization of a product, including, without limitation, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, but in no event shall the definition of “Know-How” include information properly in the public domain as of the Closing Date.
     “Knowledge” shall mean, in the case of any Person, the actual knowledge of such Person, or, if a corporation, any director or executive officer of such Person.
     “Law” shall mean any federal, state, local or non-U.S. law, statute, code, ordinance, regulation, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.
     “LFA” shall have the meaning ascribed to it in Exhibit G.
     “LFA Assets” shall have the meaning ascribed to it in Section 2.5(a).
     “Liabilities” shall mean any, direct or indirect, liability, obligation, indebtedness, expense, claim, deficiency, guarantee or commitment of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

     “Lien” shall mean any lien, security interest, pledge, mortgage, easement, right of way or hypothecation or any other similar encumbrance.
     “Losses” shall have the meaning ascribed to it in Section 9.2(a).
     “Market Price” shall mean the average last reported sales price of the Common Stock reported on The NASDAQ Stock Market, or if the Common Stock is not then listed on the NASDAQ Stock Market such other principal exchange upon which the Common Stock is then traded, during the 30 trading day period ending 3 days prior to the relevant date.
     “Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on its condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), and results of operations.
     “Maximum Shares” shall have the meaning ascribed to it in Section 2.3(i).
     “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 3(37) of ERISA.
     “NDA” shall mean a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data or other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States.
     “Net Sales” shall mean the amount received by Purchaser, its Affiliates, its Sub-licensees or its Distributors on account of sales of the Products to third parties, less the following deductions to the extent actually allowed or specifically allocated to the Product by the selling party using GAAP and not separately invoiced: (i) sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Product; (ii) customary trade, quantity and cash discounts allowed on the Product; (iii) allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting such Product; (iv) freight and insurance costs; (v) rebates, chargebacks and other amounts paid on sale or dispensing of the Product; (vi) sales commissions paid to distributors and/or selling agents; (vii) the booked cost of devices or systems used for delivering a Product into the patient where the Product when sold is a combination of the active pharmaceutical ingredient and the device or system; and (viii) amounts not actually received due to bad debt or returned checks. For the avoidance of doubt, for each Product the Net Sales shall be calculated only once for the first sale of such Product by Purchaser, its Affiliate, its Sub-Licensee or its Distributor, as the case may be, to a third party which is neither an Affiliate, Sub-Licensee or Distributor of Purchaser. A sale of Products by Purchaser, its Affiliate, its Sub-Licensee or its Distributor to a wholesaler shall be regarded as the first sale of the Product for the purpose of calculating Net Sales unless such sale is made by one of them directly to a hospital, pharmacy, physician, retailer or other entity which provides the Product to the patient in which case the first sale shall be the sale to such hospital, pharmacy, physician, retailer or other entity.
     “New Reconveyance Date” shall have the meaning ascribed to it in Section 2.5(d).
     “Non-Assignable Required Permit” shall have the meaning ascribed to it in Section 6.7.
     “Option Period” shall have the meaning ascribed to it in Section 2.5(e).
     “Original Reconveyance Date” shall have the meaning ascribed to it in Section 2.5(a).
     “Other Party” shall have the meaning ascribed to it in Section 6.4(g)(iii).
     “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.
     “Permits” shall have the meaning ascribed to it in Section 3.4.
     “Person” shall mean any individual, group, corporation, partnership, limited liability company, Governmental Entity or other organization or entity.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
     “Products” shall mean *** and LFA.
     “Product Registrations” shall mean (i) the approvals or registrations which have been received by Seller as of the date of Closing for the investigation, sale, distribution and/or marketing of the Products (including NDAs and INDs), and (ii) the drug master file and all dossiers, reports, data and other written materials filed as part of such approvals or registrations, or maintained by Seller and relating to such approvals or registrations.
     “Purchaser” shall have the meaning ascribed to it in the preamble hereto.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Purchaser Indemnified Parties” shall have the meaning ascribed to it in Section 9.2(a).
     “Purchaser’s Financial Statements” shall have the meaning ascribed to it in Section 4.6.
     “Raw Materials” shall mean all raw materials and ingredients, including without limitation, active ingredients, owned or licensed by Seller relating to the Products.
     “Recent Reports” shall have the meaning ascribed to it in Section 4.6.
     “Recipient Party” shall have the meaning ascribed to it in Section 6.4(g)(iii).
     “Reconveyance Closing Date” shall have the meaning ascribed to it in Section 2.5(e).
     “Related Instruments” shall mean the Bill of Sale and Assumption Agreement, the Instrument of Assignment and Assumption, the Assignment of Intellectual Property and the Registration Rights Agreement.
     “Registration Rights Agreement” shall mean the Registration Rights Agreement in the form of Exhibit D hereto.
     “Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.
     “Required Permits” shall have the meaning ascribed to it in Section 3.4.
     “SEC Documents” shall have the meaning ascribed to it in Section 4.5.
     “Securities Act” shall have the meaning ascribed to it in Section 3.19(b).
     “Seller” shall have the meaning ascribed to it in the preamble hereto.
     “Seller Indemnified Parties” shall have the meaning ascribed to it in Section 9.2(b).
     “Straddle Period” means any Tax period beginning before and ending after the Closing Date.
     “Sub-Licensee” means a sub-licensee of any Product from Purchaser.
     “Survival Period” shall have the meaning ascribed to it in Section 9.1.
     “Tangible Personal Property” shall mean all furniture, equipment, computers, printers, facsimile machines, projectors, exhibit and display booths, controlled substance lockers and other similar tangible personal property owned or used by Seller.

     “Taxes” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not, any transferee or secondary liability in respect of tax (whether imposed by law, contractual agreements or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
     “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.
     “Third-Party Claim” shall have the meaning ascribed to it in Section 9.3(a).
     “Threshold Amount” shall have the meaning ascribed to it in Section 9.4(b).
     “Transfer Taxes” shall have the meaning ascribed to it in Section 6.4(d).
     “Year End Financial Statements” shall have the meaning ascribed to it in Section 3.5.
     “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any obligation or liability, whether actual or contingent.
     Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words of any gender include each other gender; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE II
SALE AND PURCHASE OF ASSETS
     Section 2.1 Transfer of Assets
     (a) On the terms and subject to the conditions set forth in this Agreement,

at the Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s rights, title and interest in, to and under all rights and assets associated with the Products including, without limitation, those set forth below, but excluding the Excluded Assets (collectively, the “Conveyed Assets”):
     (i) the Assumed Contracts;
     (ii) all pre-clinical, clinical and process development data and reports relating to the research or development of the Products or of any materials used in the research, development, manufacture, marketing or sale of the Products, including all raw data relating to clinical trials of the Products, all case report forms relating thereto and all statistical programs developed (or modified in a manner material to the use or function thereof (other than through user preferences)) to analyze clinical data; all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research; promotional and marketing materials, Products sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials; all data contained in laboratory notebooks relating to the Products or relating to its biology; all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to adverse experience reports and periodic adverse experience reports; all analytical and quality control data; and all correspondence with the FDA; in the case of each foregoing clause, to the extent related to the Products;
     (iii) (A) all Required Permits and applications for Required Permits set forth on Schedule 2.1(a)(iii) and all files related thereto, in each case, to the extent that Seller is permitted under Law to transfer such Required Permits, applications and files, (B) any Required Permits obtained or applications for Required Permits filed by Seller from the date hereof to the Closing and all files related thereto, in each case, to the extent that Seller is permitted under Law to transfer such Required Permits, applications and files and (C) all inactive INDs relating to the Products;
     (iv) all Conveyed Intellectual Property;
     (v) all rights conveyed by Governmental Entities with respect to the Products, including, without limitation, research grants and exclusivity periods, including, without limitation, orphan drug designations (“Governmental Rights”), in each case to the extent that Seller is permitted under Law to transfer such rights;
     (vi) all Raw Materials, including all certificates of analysis, material safety data sheets and stability data generated regarding the Raw Materials, and information regarding recommended storage conditions, precautions for storage and handling, and whether the Raw Materials were produced in compliance with cGMPs;
     (vii) all prepaid expenses (other than royalties) of Seller related to the Products; and
     (viii) all Product Registrations.
          (b) The term “Excluded Assets” shall mean:
     (i) any Accounts Receivable (including Accounts Receivable with respect to the Products which have been shipped prior to the Closing), cash, cash equivalents, or bank deposits or similar cash items of Seller;
     (ii) any interests in any real estate;
     (iii) any rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, in favor of Seller or any of its Affiliates or any of their respective employees, except to the extent relating to any Conveyed Asset;
     (iv) any insurance policies of Seller or rights thereunder or proceeds thereof;
     (v) all Tangible Personal Property;
     (vi) any Excluded Contracts;
     (vii) all Intellectual Property that is not Conveyed Intellectual Property;
     (viii) all rights of Seller and its equity holders pursuant to this Agreement and the Related Instruments;
     (ix) all minute books, stock records, corporate seals, accounting and tax books, ledgers and records and other financial records relating to Seller and the Conveyed Assets; and
     (x) all human resources and other employee-related files and records.
          (c) Following the Closing, Seller shall have the right to retain in Seller’s confidential legal files one copy of any book, record, literature, list, and any other written or recorded information constituting Conveyed Assets which Seller in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim,

Action, proceeding or investigation against or by Seller or any of its Affiliates; provided that (i) Seller shall provide Purchaser with a list of any such information retained by Seller at the Closing, (ii) Seller shall only use such information in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any such Action, and (iii) access to such information shall be restricted to Seller’s legal counsel and such employees of Seller who have a “need to know” such information in connection therewith; provided, however, that, with respect to clause (iii) in the immediately preceding proviso, if any such employee engages in competitive business activities with respect to the Products, the prior consent of Purchaser (which shall not be unreasonably withheld) must be obtained in advance of any access by such employee to such information. Upon final resolution of any such Action, Seller shall destroy any such copies to the extent the same relates to such Action.
          Section 2.2 Assumed and Excluded Liabilities.
          (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume from Seller only the following Liabilities (collectively, the “Assumed Liabilities”):
          (i) all Liabilities under the Assumed Contracts, including without limitation royalty obligations arising from sales of Products, to the extent arising out of or relating to events or conditions, occurring after the Closing;
          (ii) all Liabilities with respect to the Conveyed Assets to the extent relating to the operation or conduct of Purchaser’s business from and after the Closing; and
          (iii) all Liabilities of Seller arising out of user or other similar fees payable to the FDA or other Governmental Entity to the extent that such fees are due and payable with respect to the Products after the Closing.
          (b) Regardless of any disclosure to Purchaser, Purchaser shall not assume any Liabilities from Seller other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Purchaser shall not assume any of the following Liabilities, all of which shall be retained by Seller:
          (i) any Liability of Seller or any Affiliate of Seller (including any Liability to the extent resulting from the ownership, use, operation, maintenance or sale of the Conveyed Assets by or on behalf of Seller prior to the Closing) not described in Section 2.2(a);
          (ii) any Liability of Seller (A) arising out of any actual or alleged breach by Seller of, or nonperformance by Seller under, any contract (including any Assumed Contract) prior to the Closing, or (B) accruing under any Assumed Contract with respect to any period prior to the Closing;

          (iii) any Liability of Seller related to any product of Seller (other than the Products) or the operation or conduct by Seller of any business (other than the development of the Products prior to the Closing);
          (iv) any Liability of Seller to the extent arising out of (A) any suit, Action or proceeding pending or threatened as of the Closing or (B) any actual or alleged violation by Seller or any of its Affiliates of any Law applicable to Seller or any of its Affiliates;
          (v) any account payable of Seller, including any retainages or similar amounts relating to work performed in connection with the Products that is sold by or on behalf of Seller prior to the Closing;
          (vi) any Liability of Seller that relates to any Excluded Asset;
          (vii) any Liability under Environmental Laws arising out of or relating to the operation or conduct of Seller’s business or the use or ownership of the Conveyed Assets, in each case, before the Closing;
          (viii) any Liability that relates to any employee, any former employee of Seller or any individual who applied for employment with Seller in connection with his or her hiring, non-hiring termination or employment by Seller on, prior to or after the Closing, including any such Liability relating to wages, severance payments, bonuses, medical and workers’ compensation claims, vacation pay, any other employee benefit plans or arrangements or payroll practices;
          (ix) any Liability of Seller to any of its Affiliates; and
          (x) any Liability in respect of Taxes that are to be borne by Seller pursuant to Section 6.4, any Liability in respect of Taxes levied with respect to the Conveyed Assets attributable to Pre-Closing Tax Periods, and any other Taxes of Seller or its Affiliates for any periods; and any Liability in respect of deferred Taxes (from an accounting perspective).
          Section 2.3 Consideration. In consideration for the sale of the Conveyed Assets:
          (a) At the Closing, Purchaser shall assume the Assumed Liabilities and issue and deliver 600,000 shares of Common Stock to Seller and/or such stockholders of Seller as Seller may direct in writing no later than two (2) Business Days prior to the Closing Date.

          (b) Within *** after ***; Purchaser shall issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of the satisfaction of the applicable condition set forth above) *** shares of Common Stock. For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(b) (if required to be paid) not more than once.
          (c) Within *** after ***, Purchaser shall issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such acceptance) *** shares of Common Stock. For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(c) (if required to be paid) not more than once.
          (d) Within *** after ***, Purchaser shall issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) *** shares of Common Stock. For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(d) (if required to be paid) not more than once.
          (e) Within *** after ***, Purchaser shall (A) issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) *** shares of Common Stock, and (B) pay to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) $*** in cash or, at the option of Purchaser, issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) the Common Stock Equivalent thereof (as of the date of such approval). For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(e) (if required to be paid) not more than once.
          (f) Within *** after ***, Purchaser shall pay to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) $*** in cash or, at the option of Purchaser, issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such approval) the Common Stock Equivalent thereof (as of the date of such approval). For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(f) (if required to be paid) not more than once ***.
          (g) In the event that aggregate Net Sales exceed $*** during any calendar year, Purchaser shall pay to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such event) within *** of the end of the quarter of such calendar year in which aggregate Net Sales for the year-to-date exceed $***, $*** in cash or, at the option of Purchaser, issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such event) the Common Stock Equivalent thereof (as of the end of

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such quarter). For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(g) (if required to be paid) only with respect to the first calendar year in which aggregate Net Sales of the Products combined exceed such amount and not with respect to any subsequent calendar year in which aggregate Net Sales of the Products combined exceed such amount.
          (h) In the event that aggregate Net Sales exceed $*** during any calendar year, Purchaser shall pay to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such event) within *** of the end of the quarter of such calendar year in which aggregate Net Sales for the year-to-date exceed $***, $*** in cash or, at the option of Purchaser, issue and deliver to Seller (or such other Persons as Seller may direct in writing within five (5) Business Days of its receipt of notice of such event) the Common Stock Equivalent thereof (as of the end of such quarter). For the avoidance of doubt, Purchaser shall compensate Seller pursuant to this Section 2.3(h) (if required to be paid) only with respect to the first calendar year in which aggregate Net Sales of the Products combined exceed such amount and not with respect to any subsequent calendar year in which aggregate Net Sales of the Products combined exceed such amount.
          (i) Notwithstanding anything to the contrary in this Agreement, in no event may Purchaser issue more than 4,650,400 shares of Common Stock in aggregate (the “Maximum Shares”) under this Section 2.3. To the extent that the exercise of Purchaser’s option to deliver the Common Stock Equivalent of any amount required to be paid pursuant to this Section 2.3 would result in the aggregate issuances of Common Stock under this Section 2.3 exceeding the Maximum Shares, Purchaser may exercise such option only with respect to such portion of such amount as would result in the aggregate issuances equaling the Maximum Shares, and shall pay the balance of such amount in cash.
          (j) Allocation of Consideration.
          (i) The consideration paid under this Section 2.3 (plus Assumed Liabilities to the extent properly taken into account under the Code and the Treasury regulations promulgated thereunder), shall be allocated among the Conveyed Assets in accordance with Schedule 2.3 (the “Allocation”), which will be delivered by Seller to Purchaser at least three (3) days prior to the Closing Date subject to Purchaser’s approval, such approval not to be unreasonably withheld. Purchaser and Seller agree to revise the Allocation to reflect any consideration paid to Seller pursuant to Sections 2.3(b)-(i).

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (ii) Seller and Purchaser agree to negotiate in good faith to resolve any dispute with respect to the Allocation; provided, however, that in the event that Seller and Purchaser cannot reach agreement with respect to the Allocation, an internationally recognized accounting firm mutually agreed upon by Purchaser and Seller shall prepare the Allocation. The costs related to having the accounting firm prepare the Allocation shall be borne equally by Purchaser and Seller. Seller and Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.
          Section 2.4 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP in Costa Mesa, California, commencing at 9:00 a.m. local time on the first Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date).
          (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following: (i) the Bill of Sale and Assumption Agreement duly executed by Seller; (ii) the Instrument of Assignment and Assumption duly executed by Seller; (iii) the Assignment of Intellectual Property duly executed by Seller; (iv) the Registration Rights Agreement duly executed by Seller; (v) copies of all Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and the Related Instruments and for the operation by Purchaser of Seller’s business as conducted on the date hereof, including all required third party consents to the assignment of the Assumed Contracts; (vi) the Required Permits (to the extent such Required Permits are Conveyed Assets) and all instruments required to effect the transfer of the Required Permits; (vii) the officer’s certificate specified in Section 7.1(d); (viii) the Investor Representations Letters specified in Section 7.1(g); (ix) an opinion of counsel to Seller in the form of Exhibit E; (x) a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the consideration set forth in Section 2.3(a) above; (xi) the certificate described in Section 6.4(f); (xii) the Product Registrations and all instruments required to effect the transfer of the Product Registrations; (xiii) the Raw Materials; (xiv) the Governmental

Rights; (xv) a customary secretary’s and incumbency certificate of Seller attaching articles of incorporation, bylaws and copies of resolutions authorizing the transactions contemplated by this Agreement and the Related Instruments; and (xvi) books, records, literature, lists and any other written or recorded information of Seller required to be conveyed pursuant to Section 2.1(a)(ii), Section 2.1(a)(iv) and Section 2.1(a)(vi) or which otherwise constitute Conveyed Assets; such items delivered pursuant to Section 2.4(b) (vi), Section 2.4(b)(xiv) and Section 2.4(b)(xvi) shall be complete and organized paper copies in a format reasonably acceptable to Purchaser and, in the case of written and recorded information relating to regulatory submissions, such regulatory submissions shall be properly organized in the manner filed with the appropriate regulatory agency.
          (c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following: (i) a certificate or certificates evidencing in the aggregate 600,000 shares of Common Stock, in the names of such of Seller and Seller’s stockholders and such denominations as Seller may advise in writing not less than two (2) Business Days prior to the Closing Date; (ii) the Bill of Sale and Assumption Agreement duly executed by Purchaser; (iii) the Instrument of Assignment and Assumption duly executed by Purchaser; (iv) the Assignment of Intellectual Property duly executed by Purchaser; (v) the Registration Rights Agreement duly executed by Purchaser; (vi) the officer’s certificate specified in Section 7.2(c); (vii) a customary secretary’s and incumbency certificate of Purchaser attaching articles of incorporation and bylaws and copies of resolutions authorizing the transactions contemplated by this Agreement and the Related Instruments; and (viii) an opinion of counsel to Purchaser in the form of Exhibit F.
          Section 2.5 LFA Reconveyance.
          (a) If Purchaser does not (A) submit to the FDA an amendment to NDA 20-140, ISOVORIN (l-lucovorin calcium) for injection, (B) file a NDA, or any successor filing thereto, with the FDA relating to the use LFA for injection in combination with 5-FU to prolong survival in the palliative treatment of patients with advanced colorectal cancer, or (C) obtain FDA approval for NDA 20-140, ISOVORIN (l-lucovorin calcium) for injection, as amended, within *** of Closing (the “Original Reconveyance Date”), and such delay is not caused by: (i) scientific, medical or technical issues arising in the development of LFA, including, without limitation, manufacturing issues, adverse clinical trial results or patient reactions, or a request by the FDA to conduct additional clinical trials with respect to LFA, (ii) circumstances beyond Purchaser’s control, and/or (iii) an event of Force Majeure (collectively, “Excused Delay”), Seller shall have the right to require Purchaser to reconvey to Seller the Conveyed Assets relating solely to LFA (the “LFA Assets”).
          (b) As a condition to any such reconveyance, Seller shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser after the date hereof, including without limitation reasonable costs for time spent by Purchaser’s employees and consultants in connection with the development of LFA, including

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without limitation reasonable expenses incurred by Purchaser in connection with: (i) all pre-clinical development activities; (ii) all activities related to clinical trials; (iii) all activities relating to any regulatory filings, registrations, applications and regulatory approvals relating to any of the foregoing; and (iv) all activities relating to the manufacture and supply of LFA.
          (c) For Seller to exercise its rights described in Section 2.5(a) above, Seller shall deliver to Purchaser notice of exercise of such right in writing within thirty (30) days after the Original Reconveyance Date or the New Reconveyance Date (as defined below), as the case may be. Purchaser shall have thirty (30) days after receipt of such notice to deliver to Seller, in writing, either (i) an explanation that such delay was caused by Excused Delay; or (ii) an acknowledgment of Seller’s right to require Purchaser to reconvey to Seller the LFA Assets along with a statement of the reasonable out-of-pocket expenses to be reimbursed by Seller under Section 2.5(b) above.
          (d) If Purchaser responds to Seller in accordance with Section 2.5(c)(i) above, the parties shall negotiate in good faith to determine how much time was caused by the Excused Delay. A “New Reconveyance Date” will be set by adding the amount of time caused by Excused Delay, as determined by the parties, to the Original Reconveyance Date or the most recent New Reconveyance Date, as the case may be. Seller shall have all rights under this Section 2.5 with respect to the New Reconveyance Date, or any subsequent New Reconveyance Date, as it has with respect to the Original Reconveyance Date.
          (e) If Purchaser responds to Seller in accordance with Section 2.5(c)(ii) above, the parties shall in good faith set a closing date for the reconveyance within thirty (30) days after the receipt by Seller of Purchaser’s acknowledgement pursuant to Section 2.5(c)(ii) above (the “Reconveyance Closing Date”). The Reconveyance Closing Date may be extended by Seller, for purposes of raising capital to reimburse Purchaser for its reasonable out-of-pocket expenses due under Section 2.5(b) above, provided that the Reconveyance Closing Date shall occur as soon as reasonably practicable, and in any event no later than nine (9) months after the later of the Original Reconveyance Date or New Reconveyance Date, as applicable (the “Option Period”). During the Option Period, Purchaser shall grant Seller full access to all of its information associated with LFA, including, but not limited to, all regulatory correspondences and submissions relating to LFA. If (A) the Reconveyance Closing Date does not occur within the Option Period other than due to Purchaser’s breach of, or noncompliance with, the terms of this Agreement or (B) Purchaser satisfies one of the conditions set forth in Section 2.5(a)(A)-(C) above during the Option Period, then Seller’s right to receive such reconveyance shall be terminated. The parties shall prepare in good faith a repurchase agreement and other related documents for Purchaser to reconvey to Seller or Seller’s successor the LFA Assets and Seller to indemnify Purchaser for all Liabilities arising from the LFA Assets from and after the Reconveyance Closing Date. Such indemnification shall be commensurate with Purchaser’s indemnification of Seller for all liabilities arising from the LFA Asset from and after the Closing Date to and including the Reconveyance Closing Date.

          (f) Any dispute arising under this Section 2.5 shall be subject to Article X of this Agreement; provided, however, that prior to taking action as provided in Article X of this Agreement, the parties shall first submit such dispute to Purchaser’s Chief Executive Officer and to Seller’s Chief Executive Officer (the “Head Officers”) for resolution. The Head Officers to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) days following one party’s receipt of a notice of dispute from the other party, unless otherwise agreed by the Head Officers. Such forty-five (45) day period shall be deemed to commence on the date the dispute was submitted to the Head Officers. All negotiations pursuant to this Section 2.5(f) shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
          Section 2.6 Risk of Loss. Until the Closing, Seller shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence. Following the completed delivery of all Conveyed Assets that are in tangible form to Purchaser, Purchaser shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Purchaser as follows:
          Section 3.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. No Affiliates of Seller are presently or have in the past been engaged in the development, manufacture, marketing or sale of the Products. Seller does not currently own or control, directly or indirectly, any interest in any other corporation or other business entity.
          Section 3.2 Authority. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has approved and duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.
          Section 3.3 Noncontravention(a) . Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above), except for applicable requirements, if any, of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”). There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.3, there are no court or governmental orders, writs, judgments or decrees specifically directed to Seller that are material to Seller.
          Section 3.4 Permits; Compliance With Law.
          (a) Schedule 2.1(a)(iii) sets forth a true and complete list of all authorizations, registrations, licenses, permits, certificates, approvals, exemptions, consents, confirmations, orders, waivers and clearances of Governmental Entities (including all authorizations under the FDCA and the Public Health Services Act, and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder) (each, a “Permit”) necessary for Seller’s use of the Conveyed Assets in carrying on its business, with regards to the Conveyed Assets, as it is being conducted as of the date hereof (the “Required Permits”). Except as set forth on Schedule 3.4, (i) Seller is in possession of all Required Permits, (ii) Seller is conducting its business in compliance with all Required Permits and applicable Laws by which any Conveyed Asset is bound or affected, (iii) all Required Permits are valid and in full force and effect, (iv) all Required Permits are transferable to Purchaser at Closing; (v) all Product Registrations are transferable to Purchaser at Closing; (vi) all Governmental Rights are transferable to Purchaser at Closing; (vii) no Governmental Entity has notified Seller that Seller, its business or the Conveyed Assets were or are in violation of any Law or Required Permit in any jurisdiction where Seller conducts business and there are no grounds for the same, and (viii) to the Knowledge of Seller (for the purposes of this Section 3.4(a)-(d), Knowledge of Seller shall be deemed to include such Knowledge Seller would obtain by conducting a reasonable investigation), there are no facts or circumstances existing which would lead to any suspension, loss of or material modification to any Required Permit or refusal by a Governmental Entity to renew or accept filing any Required Permit on terms not substantially less advantageous, in the aggregate, to Seller than the terms of those Required Permits currently in force. As of the date hereof, except as set forth in Schedule 3.4, there are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of the Conveyed Assets by Seller.
          (b) All applications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Required Permit of the FDA or other Governmental Entity relating to the Conveyed Assets (i) when submitted by or on behalf of Seller to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to the FDA and other Governmental Entities; and (ii) when submitted by a third party were, to the Knowledge of Seller, true, complete and correct in all material respects as of the date of submission and, to the Knowledge of Seller, any necessary or required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to the FDA or other Governmental Entities.
          (c) There are no non-clinical, pre-clinical or clinical trials or studies being conducted by or on behalf of Seller with regard to the Conveyed Assets. To the Knowledge of Seller, all pre-clinical and clinical trials conducted with regard to the Conveyed Assets were conducted by Person other than Seller in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws promulgated by the FDA relating thereto, including without limitation the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312, as amended.
          (d) There are no investigations, audits, actions or other proceedings pending with respect to a violation by Seller of the FDCA or other applicable Law that would reasonably be expected to result in administrative, civil or criminal liability, and, to the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an investigation, audit, action or other proceeding.
          Section 3.5 Financial Statements; Projections.
          (a) Schedule 3.5(a) contains a true and complete copy of the balance sheets and statements of operations, change in stockholders’ equity (including the related notes) and cash flow as of and for the twelve months ended December 31, 2004 (the “Year End Financial Statements”) and as of and for the nine months ended September 30, 2005 (the “Interim Balance Sheet Date”)(the “Interim Balance Sheet,” and, along with the Year End Financial Statements, the “Financial Statements”). The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (c) fairly and accurately present the assets, Liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the fact that there are no notes thereto). At the respective dates of the Financial Statements, there were no Liabilities of Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. Seller does not have any Liabilities due or to become due, except Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date. Nothing has come to the attention of Seller since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date hereof.
          (b) Schedule 3.5(b) sets forth projections for the costs and timeline for all remaining steps necessary to obtain approval of a NDA from the FDA for LFA. Such projections shall represent Seller’s good faith estimates of the costs and timeline based on assumptions set forth in Schedule 3.5(b) and Seller in good faith represents such projections were reasonable when made and continue to be reasonable as of the date hereof; provided, however, there can be no assurance that such costs will not be exceeded or that such timeline will not be expanded.
          Section 3.6 Absence of Certain Changes or Events.
          (a) Except as set forth on Schedule 3.6, since the Interim Balance Sheet Date, there has not been any change, event, development, effect or occurrence which has, or is reasonably likely to have, a Material Adverse Effect on Seller’s business, the Conveyed Assets or the Assumed Liabilities.
          (b) Since the Interim Balance Sheet Date to the date of this Agreement, Seller has conducted its business in the ordinary course consistent with past practice, and Seller has not:
(i)	subjected any of the Conveyed Assets in whole or in part to any Liens;

(ii)	sold, transferred, leased, subleased, licensed, sublicensed or otherwise transferred or disposed of, to any third party, any Conveyed Assets or other material properties or material assets;

(iii)	accelerated, cancelled, modified or terminated any Assumed Contract;

(iv)	surrendered, revoked or otherwise terminated any Required Permit, except in connection with any renewal or reissuance of any such Required Permit;

(v)	waived, released or assigned any material rights, which rights, but for such waiver, release or assignment, would have been classified as Conveyed Assets;

(vi)	experienced any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any Conveyed Asset other than as a result of ordinary wear and tear; or

(vii)	agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.

          Section 3.7 Title to Assets; Sufficiency of Assets. Seller has, and at the Closing, Seller will deliver to Purchaser, good and valid title to or, in the case of licensed assets, a valid and binding license to or rights under (as the case may be), all of the Conveyed Assets free and clear of all Liens.
          Section 3.8 Assumed Contracts. The Assumed Contracts include all contracts, agreements, understandings and arrangements related to the Products to which Seller or any Affiliate of Seller is a party. Each of the Assumed Contracts is valid, binding and in full force and effect. Seller and any other party thereunder, has performed in all material respects the obligations required to be performed by such party under the Assumed Contracts. Seller is not in breach or default under any Assumed Contract and, to the Knowledge of Seller, no other party to any Assumed Contract (with or without the lapse of time or the giving of notice, or both) is in breach or default thereunder. Seller has not received any notice of the intention of any party to terminate any Assumed Contract. Complete and correct copies of all Assumed Contracts (and amendments thereto), in each case, in effect on the date hereof, have been made available to Purchaser or its Representatives.
          Section 3.9 Intellectual Property.
          (a) The Conveyed Intellectual Property is listed on Schedule 3.9 and includes all Intellectual Property used primarily in connection with the Products or the Conveyed Assets, or necessary for the development of the Products. No Affiliate of Seller has any Intellectual Property related to, or necessary for the development of, the Products. Schedule 3.9 also sets forth with respect to such Intellectual Property: (i) for each U.S. and foreign patent and patent application as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or the application number, date of filing, title and priority information for each country; (ii) for each U.S. and foreign trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered; (iii) for each U.S. and foreign copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered; (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration; and (v) all Intellectual Property in the form of licenses. True and correct copies of all registrations, issued patents, pending applications, file histories, invention disclosures, prototypes, drawings and other documentation and tangible embodiments of works of authorship, in Seller’s possession, pertaining to or embodying such Intellectual Property have been delivered to or are in the possession of Purchaser.
          (b) Royalties and Licenses; Non-Infringement. Other than the Assumed Contracts, there exists no contractual obligation to which Seller is a party to compensate any Person for the use of any Intellectual Property listed on Schedule 3.9 nor has there been granted to any Person any license, option or other rights to use in any manner any such Intellectual Property, whether requiring the payment of royalties or not. Other than the Assumed Contracts, there exists no contractual obligation, to which Seller is a party, including, without limitation, any covenant not to compete or exclusive license, that would restrict Purchaser’s development and commercialization of the Products. To the Knowledge of Seller (for the purposes of this Section 3.9, Knowledge of Seller shall be deemed to include such Knowledge Seller would obtain by conducting a reasonable investigation), the conduct of Seller’s business and use of the Intellectual Property listed on Schedule 3.9 prior to the Closing Date has not infringed the Intellectual Property of any third party.
          (c) Ownership. Seller owns or has a valid right to use the Intellectual Property listed on Schedule 3.9, and to transfer or license, as the case may be, such Intellectual Property to Purchaser at the Closing, and such Intellectual Property will not cease to be valid rights of Seller (or upon Closing, of Purchaser) by reason of the execution, delivery and performance of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby. The patents listed on Schedule 3.9 are in full force and effect and are not subject to any fines, maintenance fees or actions, that are Seller’s obligations, falling due within 90 days after the Closing Date.
          (d) Absence of Claims. Seller has not received any notice of (A) alleged invalidity with respect to any Intellectual Property listed on Schedule 3.9 or (B) alleged infringement of any rights of others due to any activity by Seller involving products derived from, or containing such Intellectual Property. To the Knowledge of Seller, Seller’s use and Seller’s Affiliates use in the development of the Products of the Intellectual Property listed on Schedule 3.9 do not and will not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified Seller that it is claiming any ownership of or right to use any Intellectual Property listed on Schedule 3.9 or (ii) to the Knowledge of Seller, is infringing upon any such Intellectual Property in any way.
          (e) Protection of Proprietary Rights. Seller has taken all commercially reasonable and prudent steps within Seller’s power to protect the Intellectual Property listed on Schedule 3.9 from infringement by any other Person. Seller has taken all commercially reasonable steps necessary or appropriate to safeguard and maintain the secrecy and confidentiality of all such Intellectual Property, including assuring that all current and former employees and consultants of Seller have signed agreements with Seller conveying all Intellectual Property arising from the employment or consulting activities to Seller and have signed Intellectual Property confidentiality agreements. All tangible embodiments of all Intellectual Property that constitute trade secrets are located at Seller’s offices in Princeton, New Jersey. Upon Closing, Purchaser will succeed to all of Seller’s right, title and interest in the Intellectual Property listed on Schedule 3.9, including all rights and claims to damages regarding past infringements of such Intellectual Property (including Seller’s right to seek enforcement of all such rights to prevent the infringement or misappropriation thereof).

          (f) Patent Assignment Recordation. The assignments of U.S. patent numbers *** to Eprova AG have been recorded with the U.S. Patent Trademark Office.
          Section 3.10 Employee Benefit Plans. Schedule 3.10 contains a complete list of all Employee Plans. Seller has delivered to Purchaser true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to Seller’s employees, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing. Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan that is subject to Title IV of ERISA or any Multiemployer Plan. Each Welfare Plan which covers or has covered employees or former employees of Seller and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times. There is no litigation or court order outstanding, relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan. Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan. There are no liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Employee Plan or arising in connection with any excise tax or penalty tax with respect to any Employee Plan. Each Employee Plan has at all times been maintained in accordance with its terms and all applicable laws, including ERISA and the Code. Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing Date. Each Employee Plan intended to qualify under Section 401 of the Code has received a current and valid determination letter from the Internal Revenue Service that it does so qualify, and no event has occurred and no condition exists that could reasonably be expected to result in the revocation of such determination letter or the loss of such qualification or exemption. Neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan. No Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.
          Section 3.11 Tax Matters.
          (a) Filing of Tax Returns. Seller has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns filed are complete and accurate in all respects. All Taxes owed by Seller have been paid. The aggregate unpaid Taxes of Seller, (i) did not, as of the Interim Balance Sheet Date,

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
          (b) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. There are no pending or, to the Knowledge of Seller, threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to Seller, and there are no matters under discussion with any governmental authorities, or known to Seller, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to Seller. Neither Seller nor any predecessor of Seller has ever been notified that any taxing authority intends to audit a Tax Return for any period. Seller has delivered to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 2001. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by Seller with respect to any Taxes is currently in force.
          (c) Lien. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Conveyed Assets. None of the Conveyed Assets (i) is property that is required to be treated for Tax purposes as being owned by any other Person; (ii) is tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
          (d) Prior Affiliated Groups. Seller does not have Liability for the Taxes of any Person (other than Seller) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
          (e) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller or the Conveyed Assets and, after the Closing Date, neither of Seller nor the Conveyed Assets shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.
          (f) No Withholding. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
          Section 3.12 Environmental Matters. No notice, registration, reporting or other filing or investigation, response or corrective action is required by Seller under any Environmental Law in connection with, or as a result of, the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, and Seller has no notice of any related claims or demands. Seller is now and has been in material compliance with all applicable Environmental Laws, and has all the permits required under applicable Environmental Laws, in connection with, or as a result of, the execution and delivery of this Agreement.
          Section 3.13 Litigation .
          (a) There are no pending or threatened suits, claims, Actions, proceedings or investigations against Seller and as to which Seller has been contacted in writing by the plaintiff or claimant or by their counsel, against Seller or affecting any Conveyed Asset. None of Seller or any of its Affiliates is a party or subject to or in default in any material respect under any judgment, order, injunction or decree applicable to any Conveyed Asset.
          (b) There is no suit, claim, Action, proceeding or investigation pending or threatened against Seller which challenges the transactions contemplated by this Agreement and would be reasonably expected to prevent or delay the performance of this Agreement by Seller or consummation of the transactions contemplated hereby.
          Section 3.14 Brokers. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.
          Section 3.15 Product Disclosure. As of the date hereof, Seller has made available to Purchaser all material written information in its possession as of the date hereof concerning the Products, including, without limitation, all written information concerning the safety, efficacy, side effects or toxicity of the Products, associated with or derived from any clinical use, studies, investigations or tests of the Products in all indications studied by Seller.
          Section 3.16 Insurance. Schedule 3.16 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on its business, the Conveyed Assets or its employees. All insurance coverage applicable to Seller, its business and the Conveyed Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Law and by any Assumed Contract and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers’ compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.
          Section 3.17 Disclosure. The representations and warranties contained in this Article III, as qualified by the Schedules thereto, do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article III not misleading.
          Section 3.18 Raw Materials. Schedule 3.18 contains a complete and accurate list of all Raw Materials owned by Seller. The Raw Materials have been maintained in accordance with regular business practices. None of such Raw Materials are damaged or unusable, unless otherwise stated in Schedule 3.18.
          Section 3.19 Investment Representations.
          (a) Seller confirms that it has been given sufficient access to information regarding Purchaser and in connection with its decision to receive the Common Stock as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Purchaser and concerning Purchaser’s financial affairs, prospects and condition.
          (b) Seller represents and warrants that (i) it is resident in or otherwise subject to the securities legislation of the United States, and the issuance of Common Stock to Seller has occurred only in the United States; (ii) Seller, by reason of its business or financial expertise, has the capacity to protect its own interests in connection with its acquisition of Common Stock; and (iii) Seller is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).
          (c) Seller represents, warrants and covenants that it shall acquire the Common Stock issuable under this Agreement for its own account and not for the account or on behalf of others, and it is doing so with the intent of retaining such Common Stock as an investment and without the current intent to redistribute (other than distributions to those Persons who are, as of the Closing Date, (i) stockholders of Seller and (ii) “accredited investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended) such Common Stock.
          (d) Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Common Stock issuable under this

Agreement; (ii) there is no government or other insurance covering such Common Stock; and (iii) there are risks associated with the acquisition of the Common Stock, including without limitation those described in Purchaser’s filings with the Securities and Exchange Commission.
          (e) Seller acknowledges that (i) it must and shall bear the economic risk of holding the Common Stock issuable under this Agreement, which may be for an indefinite period of time, because at the time such shares are issued they will not have been registered under the Securities Act or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the shares may not be resold or transferred on the official stock transfer records of Purchaser without furnishing to Purchaser an opinion of counsel reasonably acceptable to Purchaser that such sale or transfer of the shares will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the shares shall have endorsed on them a restrictive legend to this effect.
          (f) Seller acknowledges that Purchaser is relying on the representations, warranties, covenants and acknowledgments in this Section 3.19 to ensure that any Common Stock issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Seller as follows:
          Section 4.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
          Section 4.2 Authorization of Transaction. Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.
          Section 4.3 Noncontravention. Neither the execution and the delivery of this Agreement and Related Instruments, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject. Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement and the Related Instruments (including the assignments and assumptions referred to in Article II above), except for applicable requirements, if any, of the FDCA, the NASDAQ Stock Market or any filings required under SEC Regulation D or any state securities laws that are permitted to be made after the date hereof (which filings shall be made on a timely basis). There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or the Related Instruments. Except as set forth in Schedule 4.3, there are no court or governmental orders, writs, judgments or decrees specifically directed to Purchaser that are material to Purchaser.
          Section 4.4 Brokers’ Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
          Section 4.5 SEC Reports. Purchaser is obligated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file reports pursuant to Sections 13 and 15(d) thereof (all such reports filed or required to be filed by Purchaser, including all exhibits thereto or incorporated therein by reference, and all documents filed by Purchaser under the Securities Act are hereinafter called the “SEC Documents”). Purchaser has filed all reports or other documents required to be filed under the Exchange Act. All SEC Documents filed by Purchaser (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 4.6 Financial Statements. Each of Purchaser’s consolidated balance sheet and related consolidated statements of income, cash flows and changes in stockholders’ equity (including the related notes), as contained in the SEC Documents filed with the Commission for any period ending on or after December 31, 2004 (the “Recent Reports”) (collectively, the “Purchaser’s Financial Statements”) (x) present fairly in all material respects the financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the results of operations, cash flows and stockholders’ equity as of and for each of the periods then ended, except that any unaudited financial statements are subject to normal year-end adjustments, and (y) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, in each case, except as otherwise indicated in the notes thereto.

          Section 4.7 Absence of Certain Changes. Since September 30, 2005, Purchaser has conducted its business only in the ordinary course and, except as set forth in the Recent Reports filed after September 30, 2005, there has not occurred any event that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or any of its subsidiaries.
          Section 4.8 Capitalization. All shares of Common Stock issuable by Purchaser in accordance with Sections 2.3(a)-(d) and Section 2.3(e)(A) of this Agreement have been duly authorized and reserved for issuance. All of the shares of Common Stock issuable by Purchaser in accordance with this Agreement when issued, will be validly issued, fully paid and nonassesable and will be issued free of any preemptive or similar right.
ARTICLE V
PRE-CLOSING COVENANTS
          Section 5.1 General. Each of the parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII below).
          Section 5.2 Notices and Consents. Seller will give any notices to third parties, and Seller will use all commercially reasonable efforts to obtain any third party consents, that Purchaser requests in connection with the matters referred to in Section 3.3 above. Each of the parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3 and Section 4.3 above.
          Section 5.3 Operation of Business. Except as contemplated by this Agreement, or as consented to by Purchaser in writing, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller will not, except as specifically contemplated by this Agreement or as consented to in writing:
          (a) enter into, extend, modify, renew, terminate, allow to expire, cancel or fail to renew any Assumed Contract;
          (b) fail to maintain all Employee Plans in accordance with applicable Law;
          (c) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any assets or business of any corporation, partnership, association or other business organization or division thereof;

          (d) make or change any material election in respect of Taxes, adopt or change any accounting method or period in respect of Taxes, enter into any tax-sharing, allocation, compensation or like agreement, settle any claim or assessment in respect of Taxes, request any tax ruling or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          (e) fail to comply with all Laws applicable to it, the Conveyed Assets and its business;
          (f) abandon or terminate any clinical trials;
          (g) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.6 above; or
          (h) enter into any commitment (contingent or otherwise) to do any of the foregoing.
          Section 5.4 Full Access. Seller will permit Representatives of Purchaser to have full access, during normal business hours, to all premises, properties, personnel (without substantial disruption of employment), books, records (including Tax records), contracts, and documents of or pertaining to Seller, the Conveyed Assets or the Assumed Liabilities.
          Section 5.5 Notice of Developments. Each party will give prompt written notice to the other party of any adverse development causing a breach of any of the representations and warranties in Article III and Article IV above. No disclosure by any party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
          Section 5.6 Public Announcements; Confidentiality . Each of Seller and Purchaser agree that, prior to the Closing, it and its respective Representatives shall keep the facts surrounding the negotiation of this Agreement or the Related Instruments and the transactions contemplated hereby or thereby, any disclosures made herein and hereunder or therein or thereunder, confidential and shall not disclose such information to any other Person, except to its directors, stockholders, advisors, accountants, attorneys, consultants and agents with a need to know and who agree to maintain the confidentiality of such information, through press release or otherwise (except as necessary to carry out the terms of this Agreement or the Related Instruments or to the extent such information becomes public information or generally available to the public through no fault of such party or its Affiliates) without the prior written consent of the other party, unless such part has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body; provided, however, that Purchaser shall be permitted to issue an initial press release, file a current report on Form 8-K pursuant to the Exchange Act and make any other required disclosure with regard to the transactions contemplated by this Agreement.

          Section 5.7 No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and their Representatives shall not, and shall cause each of their respective shareholders or Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, limited liability company, partnership, person or other entity or group, other than Purchaser and its Representatives, concerning any sale of all or a portion of the Conveyed Assets or Seller’s business, or of any shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller. Seller shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any transaction discussed in this Section 5.7, or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect any transaction discussed in this Section 5.7. Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
          Section 5.8 Stockholder Consent. Seller shall, as promptly as practicable after the date hereof, take all actions necessary in accordance with federal securities laws, the DGCL and its certificate of incorporation and by-laws to: (1) obtain written consent of the Seller’s stockholders at the earliest practicable date authorizing this Agreement and the transactions contemplated hereby, or (2) call, give notice of, convene and hold a meeting of Seller’s stockholders to be held on the earliest practicable date for the purpose of voting upon this Agreement and transactions contemplated hereby. Seller shall use its best efforts to solicit from Seller’s stockholders written consent to or votes in favor of the adoption of this Agreement and the transactions contemplated hereby.
ARTICLE VI
POST-CLOSING COVENANTS
          Section 6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX below). In particular, without limiting the generality of the foregoing, the parties agree to execute or have executed any document required to either advance the prosecution of a pending patent application, or to correct, amend, maintain or otherwise enforce an exiting patent.
          Section 6.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any Action, suit, proceeding, hearing,

investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, Action, failure to act, or transaction on or prior to the Closing Date involving the Conveyed Assets, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX below).
          Section 6.3 Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any licensor or other business associate of Seller from maintaining the same business relationships with Purchaser after the Closing as it maintained with Seller prior to the Closing.
          Section 6.4 Books and Records; Tax Matters.
          (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, employee matter, audit, investigation or dispute or any other investigation or litigation or for any other appropriate administrative purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees and shall maintain the confidentiality of all such information.
          (b) Cooperation and Records Retention. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Conveyed Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each party shall provide the other with at least 10 days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Conveyed Assets or Seller’s business. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) Notices. Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Conveyed Assets.
          (d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, GST and other such similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller shall have provided Purchaser with (i) evidence satisfactory to Purchaser that such Transfer Taxes have been paid by Seller and (ii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Purchaser of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.
          (e) Characterization of Payments. Except as otherwise provided in this Agreement, any payments made to any Purchaser Indemnified Party pursuant to Article IX shall constitute an adjustment of the consideration paid for the Conveyed Assets for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by Law.
          (f) FIRPTA Certificate. Seller shall deliver to Purchaser at the Closing a certificate, duly executed and acknowledged, in form and substance satisfactory to Purchaser, certifying the facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.
          (g) Allocation of Taxes.
          (i) To the extent not otherwise allocated in this Agreement, Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Conveyed Assets for any Pre-Closing Tax Period that is not part of a Straddle Period, and all refunds of Taxes for such periods shall belong to Seller.
          (ii) All Taxes (other than income Taxes of Seller and Taxes of Seller in the nature of income Taxes) levied with respect to the Conveyed Assets for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period that are part of such Straddle Period as follows: (A) in the case of any Taxes other than sales, use, transaction or excise Taxes and other similar Taxes, based on the proportion that the number of days of such Straddle Period included in the Pre-Closing Tax

Period and the number of days of such Straddle Period included in the Post-Closing Tax Period, respectively, bear to the total number of days in such Straddle Period, and (B) in the case of any sales, use, transaction or excise Taxes or other similar Taxes, as if the relevant Tax period ended on the Closing Date. Seller shall be liable for the Apportioned Obligations apportioned to the Pre-Closing Tax Period, and Purchaser shall be liable for the Apportioned Obligations apportioned to the Post-Closing Tax Period.
          (iii) Upon receipt by Purchaser, on the one hand, or Seller, on the other, of any bill for Taxes relating to the Conveyed Assets, the party receiving such bill (the “Recipient Party”) promptly shall present a statement to the other party (the “Other Party”) setting forth the amount of such Taxes for which the Other Party is liable under this Section 6.4(g), together with such supporting evidence as is reasonably necessary to calculate the amount of such Taxes to be apportioned between a Pre-Closing Tax Period and a Post-Closing Tax Period. The apportioned amount of Taxes for which the Other Party is liable shall be paid by the Other Party to the Recipient Party within fifteen (15) days after delivery of such statement to the Other Party by the Recipient Party. If Seller is liable for an amount of Taxes due on a bill received by Purchaser, Purchaser shall have the right to offset any amount to be paid by Purchaser to Seller hereunder by such amount of Taxes. The Recipient Party shall be responsible for the timely payment of the Taxes to which such bill relates. In the event that Purchaser, on the one hand, or Seller, on the other, shall make any payment to any Taxing or other authority of any Taxes apportioned to the other party under this Section 6.4(g), the other party shall reimburse the paying party for the amount of such Taxes apportioned to the other party promptly but in no event later than fifteen (15) days after the presentation by the paying party of a statement setting forth the amount of reimbursement to which the paying party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. The portion of any refund of Taxes attributable to amounts apportioned hereunder to and paid or reimbursed by the party not receiving such refund shall be the property of the party not receiving such refund, and the party receiving such refund shall promptly pay to the party not receiving such refund that portion of such refund so attributable.
          (iv) Notwithstanding the foregoing, Purchaser shall not be liable for (i) any Taxes of Seller levied with respect to the Conveyed Assets attributable to periods (or portions of periods) ending on or before the Closing Date, or (ii) any other Taxes (including any and all income Taxes and Taxes in the nature of income Taxes) of Seller for any periods.
          Section 6.5 Confidential Information. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential

Information except in connection with this Agreement, and deliver promptly to Purchaser or, subject to Section 2.1(c) above, destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use commercially reasonable efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.
          Section 6.6 Regulatory and Product Obligations. On, or as soon as reasonably practicable after, the Closing Date, Purchaser and Seller shall notify the FDA, which notification shall be substantially in the forms attached hereto as Exhibit I, that with respect to the Conveyed Assets, Purchaser shall have full responsibility for, and thereafter be responsible for, dealing directly with the FDA with respect to the Conveyed Assets. From and after the Closing, except as required by applicable Law, Purchaser shall be responsible for all contacts with the FDA and other regulatory authorities with respect to the Products, and all other responsibilities under the Required Permits which constitute Conveyed Assets.
          Section 6.7 Non-Assignable Required Permits. Notwithstanding anything to the contrary contained in this Agreement, if the sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery to Purchaser of any Required Permit (as defined in Section 3.4) is prohibited by any applicable Law (each, a “Non-Assignable Required Permit”), the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of such Non-Assignable Required Permit, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of such Non-Assignable Required Permit. Seller shall cooperate with Purchaser in any such commercially reasonable arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under such Non-Assignable Required Permit, including performance by Seller as agent if commercially reasonable to Seller, and, in such case, Purchaser shall be liable to Seller in a fashion equivalent to what Purchaser’s Liability would be under the Non-Assignable Required Permit if it were assigned. Seller shall promptly pay over to Purchaser the net amount (after expenses and taxes) of all payments received by it in respect of all Non-Assignable Required Permits.
          Section 6.8 Common Stock Legend. Seller acknowledges that, to the extent applicable, each certificate evidencing the Common Stock shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by Purchaser’s bylaws or applicable federal or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL TO THE EFFECT THAT THE PROPOSED TRANSACTION DOES NOT INVOLVE A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.”
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:
          (a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
          (b) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing;
          (c) Seller shall have procured all required third party consents.
          (d) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chief Executive Officer and Chairman of the Board of Seller, to the effect of Section 7.1(a)–(c) above;
          (e) There shall not be pending any Action, litigation or proceeding by any Governmental Entity seeking to (i) prohibit or restrain the transactions contemplated by this Agreement or (ii) seeking to impose or confirm limitations on the ability of Purchaser to effectively exercise full rights of ownership of the Conveyed Assets after the Closing which, in the case of clause (i) or (ii), would have, or would reasonably be expected to have, a Material Adverse Effect on Purchaser or materially increase the cost to Purchaser of consummating the transactions contemplated hereby or subject Purchaser or any of its Affiliates to any criminal or material civil liability;
          (f) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 2.4(b) hereof;

          (g) Each of Seller’s stockholders, on an individual basis, shall have duly executed an Investor Representations Letter and Seller shall have delivered or caused to be delivered to Purchaser such Investor Representations Letters;
          (h) Seller shall have complied with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and delivered to Purchaser evidence of such compliance reasonably satisfactory to Purchaser; and
          (i) Seller’s stockholders shall have unanimously approved and duly authorized the execution, delivery, and performance of this Agreement by Seller.
          Section 7.2 Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:
          (a) The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
          (b) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;
          (c) Seller shall have received from Purchaser a certificate dated the Closing Date, duly executed by an authorized officer of Purchaser, to the effect of Section 7.2(a) and Section 7.2(b) above; and
          (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 2.4(c) hereof.
ARTICLE VIII
TERMINATION AND AMENDMENT
          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing as provided below:
          (a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 28, 2006, solely by reason of the failure of any condition precedent under Section 7.1 above (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and
          (c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 28, 2006, solely by reason of the failure of any condition precedent under Section 7.2 above (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).
          Section 8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach). Upon such termination, Purchaser shall, at Seller’s option and direction, destroy or return to Seller all copies of Confidential Information.
          Section 8.3 Amendment. This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.
          Section 8.4 Extension; Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
          Section 9.1 Survival Period. The representations and warranties of the parties contained in Articles III and IV hereof and in the Related Instruments (if any) shall survive the Closing until fifteen (15) months after the Closing Date, except with respect to the representations and warranties set forth in Sections 3.10 and 3.11 which shall survive until forty-five (45) days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such Sections, and except with respect to the representations and warranties set for in Sections 3.1, 3.2, 3.7, 4.1, 4.2 and 4.8 which shall survive forever. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten any otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 9.1, no claims (other than claims of, or causes of Action arising from, fraud, intentional misrepresentation or deliberate and willful breach) may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement or in the Related Instruments after the Survival Period with respect to such representation and warranty. The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms. In the event notice of any claim for indemnification under Section 9.2(a)(i) or 9.2(b)(i) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive the end of the Survival Period of such representations or warranties until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.
          Section 9.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article IX, from and after the Closing:
          (a) Seller and the Stockholders, jointly and severally, shall defend, indemnify and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any loss, Liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, in connection with, or otherwise with respect to: (i) any breach of, or inaccuracy in, any representation or warranty of Seller set forth in Article III hereof or any representation or warranty of Seller set forth in any of the Related Instruments or in the Closing certificate of Seller specified in Section 7.1(d) hereof, (ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement or any covenant or agreement of Seller set forth in any of the Related Instruments, (iii) the Excluded Assets, (iv) the Excluded Liabilities, and (v) the allocation and distribution of Consideration pursuant to Section 2.3 hereto to Seller, its stockholders, its Affiliates or such other Persons to whom Consideration is distributed, in connection with the transactions contemplated by this Agreement.
          (b) Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses arising out of, in connection with or otherwise with respect to: (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser set forth in Article IV hereof or any representation or warranty of Purchaser in any of the Related Instruments or in the Closing certificate of Purchaser specified in Section 7.2(c) hereof, (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement or any covenant or agreement of Purchaser set forth in any of the Related Instruments, (iii) the Assumed Liabilities, except to the extent Seller is obligated by Section 9.2(a) (without giving effect to Section 9.5) to indemnify Purchaser Indemnified Parties in connection with any such Loss, and (iv) the ownership, use, operation or maintenance of the Conveyed Assets by or on behalf of Purchaser from and after the Closing, or the sale of the Conveyed Assets by or on behalf of Purchaser from and after the Closing, in each case, except to the extent Seller is obligated by Section 9.2(a) (without giving effect to Section 9.5) to indemnify Purchaser Indemnified Parties in connection with any such Loss.
          (c) The obligations of Seller and the Stockholders under Section 9.2(a) above and the obligations of Purchaser under Section 9.2(b) above shall not be affected by any Knowledge by any Indemnified Party at or prior to the Closing of any breach of or inaccuracy in any representation or warranty or by any waiver of Section 7.1(a) or 7.2(a) hereof, unless such Indemnified Party has breached Section 5.5 hereof.
          Section 9.3 Indemnification Procedures.
          (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article IX in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of actual notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim other than those notices and documents separately addressed to the Indemnifying Party.
          (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

          If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnified Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld) unless such settlement, compromise or discharge of a Third-Party Claim by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, releases the Indemnified Party completely in connection with such Third-Party Claim and would not otherwise adversely affect the Indemnified Party in any material respect.
          Notwithstanding the two foregoing paragraphs, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, provided that in such event, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent which consent shall not be unreasonably withheld.
          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.2(a) or 9.2(b) above that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under Section 9.2(a) or 9.2(b) above, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.
          Section 9.4 Indemnification Limits; Payment.
          (a) The maximum aggregate amount of Losses for which Seller and Stockholders shall jointly be liable under this Article IX arising out of any breach of, or inaccuracy in, any representation or warranty of Seller set forth in Article III hereof other than those set forth in Sections 3.1, 3.2 and 3.7 and the first sentence of Section 3.9(a) shall be equal to ***.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (b) Seller and Stockholders shall not be liable for any Losses arising under this Article IX unless the aggregate amount of all Losses for which all Purchaser Indemnified Parties are otherwise entitled to pursuant to this Article exceeds $*** (the “Threshold Amount”), in which case the Indemnifying Parties shall be liable for Losses in excess of the Threshold Amount, subject to the limitation set forth in paragraph (a) above, if applicable.
          (c) If an Indemnifying Party makes any payment under this Article IX in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payments, to the rights of the Indemnified Party against any third party with respect to such Losses; provided, however, that such Indemnifying Party shall not have any rights of subrogation with respect to: (1) any other party hereto or any of their respective Affiliates or their Affiliates’ respective officers, directors, agents or employees; or (2) any contractual rights of the Indemnified Party, including, without limitation, rights under any insurance policies or other contractual rights to indemnification.
          (d) Seller and each Stockholder has the option of ***.
          Section 9.5 Exclusive Remedy. Each of the parties hereto agrees that the indemnification provisions of this Article IX are the sole and exclusive remedy of any party to this Agreement for a breach of any representation or warranty contained herein; provided, however, that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article IX or otherwise) arising from fraud, intentional misrepresentation or deliberate and willful breach of any other party hereto.
          Section 9.6 Right to Set-Off. Purchaser has the right to set-off any right to indemnification or monetary award under Article IX and Article X, respectively, against any amount that Seller is owed by Purchaser under Section 2.3 hereto. If the award is set-off against Common Stock owed to Seller, Purchaser shall be entitled to reduce the number of shares owed by an amount equal to the Common Stock Equivalent of the indemnified claim amount or monetary award.
ARTICLE X
DISPUTE RESOLUTION
          Section 10.1 Arbitration. Any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any Action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”) between the parties shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be held in Irvine, California, if initiated by Seller, and shall be held in Princeton, New Jersey, if initiated by Purchaser.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Unless otherwise agreed to by the parties, the arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Seller, one (1) arbitrator will be selected by Purchaser, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the parties, provided that if a party fails to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator that was to be selected by such party shall be appointed in accordance with the rules of the AAA. During the period prior to the hearing, each party shall have the right to conduct up to two (2) depositions and to submit up to twenty (20) document requests to the other party. The arbitrators may proceed to an award, notwithstanding the failure of either party to participate in the proceedings. The arbitrators shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 10.1 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through specific performance, injunction or similar equitable relief.
          Section 10.2 Administration. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.
          Section 10.3 Waivers. By agreeing to the binding arbitration provision in Section 10.1 above, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Related Instruments shall be given in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by internationally recognized overnight courier (providing proof of delivery) or hand, (iii) on receipt after being sent, postage prepaid, by registered or certified mail, or (iv) when delivered if transmitted by internationally recognized overnight courier (providing proof of delivery), in each case as follows (or to such other address which has been delivered in accordance with this Section 11.1):
          (a) if to Seller or Stockholders, to:
Targent, Inc.
181 Cherry Valley Road
Princeton, NJ 08540
Telephone: (609) 683-9322 x22
Facsimile: (609) 683-7524
Attention: Robert F. Johnston
with a copy (which shall not constitute notice) to:
Drinker Biddle & Reath LLP
105 College Road East
Princeton, NJ 08542
Telephone: (609) 716-6504
Facsimile: (609) 799-7000
Attention: John E. Stoddard III, Esq.
          (b) if to Purchaser, to:
Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92618
Telephone: (949) 788-6700
Facsimile: (949) 788-6706
Attention: William N. Pedranti, Esq.

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Telephone: (714) 540-1235
Facsimile: (714) 755-8290
Attention: Gavin Stuttard, Esq.
          Section 11.2 Distribution of Consideration. Seller acknowledges it is solely responsible for determining the distribution of Consideration to be paid by Purchaser pursuant to Section 2.3 hereto, and agrees that Purchaser shall have no Liability relating to such distributions or arising from the distribution of Consideration or any portion thereof in accordance with Seller’s directions. All disputes among Seller, its stockholders, its Affiliates or such other Persons to whom Consideration is distributed to, or any of them, relating to the distribution of Consideration shall be resolved between such parties without the involvement of Purchaser or any of its Affiliates.
          Section 11.3 Seller’s Representative. Seller by executing this Agreement hereby irrevocably constitutes and appoints Robert F. Johnston as the Seller’s Representative, with full power and authority to act in the name of and for and on behalf of Seller with respect to all matters arising in connection with, or related to, this agreement and the transactions contemplated hereby and thereby. Seller’s Representative is hereby appointed (i) the agent and true and lawful attorneys-in-fact of Seller, with full power of substitution, and with full capacity and authority in his sole discretion, to act in the name of and for and on behalf of Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement, and (ii) the agents for service of process for Seller, and Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to the Seller’s Representative. Without limiting the generality of the foregoing, the power of the Seller’s Representative shall include the power to represent Seller with respect to all aspects of this Agreement, which power shall include, without limitation, the power to (i) waive any and all conditions of this Agreement, (ii) amend this Agreement and any agreement executed in connection herewith in any respect, (iii) bring, assert, defend, negotiate or settle any claims or actions for indemnity pursuant to Article IX hereof, (iv) retain legal counsel or accountants, (v) receive notices or other communications, (vi) deliver any notices, certificates or other documents required, (vii) determine the distribution of Consideration pursuant to Section 2.3 hereto, and (viii) take all such other action and to do all such other things as the Seller’s Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement. Purchaser shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Seller’s Representative on behalf of Seller, and Purchaser shall have no duty to inquire as to the acts and omissions of the Seller’s Representative. Seller hereby acknowledges and agrees that (i) all deliveries by Purchaser, including, without limitation, any payment, to the Sellers’ Representative shall be deemed deliveries to the Seller, (ii) Purchaser shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between the Seller’s Representative and Seller and (iii) any disclosure made to the Seller’s Representative by or on behalf of Purchaser shall be deemed to be a disclosure made to Seller. Seller shall indemnify Purchaser for any damages suffered, including, but not limited to, attorneys’ fees and other costs, as a result of Purchaser’s good faith reliance on the acts or omissions of the Seller’s Representative. Seller hereby agrees that any payment made by or on behalf of Purchaser to the Seller’s Representative on Seller’s behalf shall be deemed a direct payment to Seller, and Seller shall have no recourse to Purchaser in the event that such payment is not delivered to Seller by the Seller’s Representative for any reason. In the event such Seller’s Representative refuses to, or is no longer capable of, serving as the Seller’s Representative hereunder, Seller shall promptly appoint a successor Seller’s Representative, who shall thereafter be successor Seller’s Representative hereunder, and the Seller’s Representative shall serve until such successor is duly appointed and qualified to act hereunder.
          Section 11.4 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          Section 11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.
          Section 11.6 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the Related Instruments constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          Section 11.7 Fees and Expenses. Except as set forth in this Agreement or in any Related Instrument, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with this Agreement and the Related Instruments and the transactions contemplated hereby and thereby.
          Section 11.8 Governing Law. This Agreement and any claim arising from or in connection with this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
          Section 11.9 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Purchaser may, without consent of Seller, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) transfer and assign its rights and obligations, in whole or in part, in connection with (a) the purchase of all or substantially all of the Conveyed Assets or (b) the acquisition of 50% or more of the total voting power of Purchaser by any Person. Any attempt to assign this Agreement, except as provided in this Section 11.9, shall be null and void.
          Section 11.10 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.
          Section 11.11 Interpretation. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          Section 11.12 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.
          Section 11.13 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in accordance with Article X above, in addition to any other remedy to which it may be entitled, at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Rajesh C. Shrotriya
	Name:	Rajesh C. Shrotriya, M.D.
	Title:	Chairman, CEO and President

TARGENT INC.
By:	/s/ Patrick Maguire
	Name:	Patrick Maguire
	Title:	President and CEO

STOCKHOLDERS: PATRICK MAGUIRE
By:	/s/ Patrick Maguire
	Name:	Patrick Maguire

ROBERT F. JOHNSTON
By:	/s/ Robert F. Johnston
	Name:	Robert F. Johnston

LYNN D. JOHNSTON
By:	/s/ Lynn D. Johnston
	Name:	Lynn D. Johnston

HEPHAESTOS II TRUST
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Trustee

11/6/78 TRUST FBO WILLIAM M. JOHNSTON
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Trustee

11/6/78 TRUST FBO BRADFORD D. JOHNSTON
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Trustee

11/6/78 TRUST FBO ALEXANDRA F. JOHNSTON
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Trustee

WILLIAM M. JOHNSTON GST DATED 6/1/04
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Co-Trustee

By:	/s/ John Williams
	Name:	John Williams, Co-Trustee

BRADFORD D. JOHNSTON GST DATED 1/29/02
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Co-Trustee

By:	/s/ John Williams
	Name:	John Williams, Co-Trustee

ALEXANDRA F. JOHNSTON GST DATED 2/25/04
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Co-Trustee

By:	/s/ John Williams
	Name:	John Williams, Co-Trustee

7/15/99 TRUST AGREEMENT OF WILLIAM M. JOHNSTON
By:	/s/ Richard Johnston
	Name:	Richard Johnston, Co-Trustee

By:	/s/ William Johnston
	Name:	William Johnston, Co-Trustee

Exhibit G
Description of Products
1. L- Leucovorin ( L-calcium folinate, “LFA”) is the drug used primarily as a rescue drug following chemotherapy with methotrexate or given with 5- fluorouracil in the treatment of solid tumors, notably colorectal cancers.
          CAS Registry Number: 1492-18-8
          Molecular Formula: C20H21CaN7O7, xH2O
Molecular Weight: 511.5g (anhydrous)
Chemical Structure:

2. ***

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. ***

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. ***

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.